Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE
July 27, 2011
Energizer Holdings, Inc. Announces Third Quarter Results
Third Quarter Highlights
•	Net Earnings per diluted share of $0.94

•	Adjusted net earnings per diluted share of $1.37

•	Net Sales of $1,234.5 million, up 15%, Organic sales growth up 3% (a)
(a)	See Net Sales — Total Company table below
St. Louis — July 27, 2011—Energizer Holdings, Inc. (NYSE: ENR) announced results for the third fiscal quarter and the nine months ended June 30, 2011. Net earnings for the quarter were $65.9 million, or $0.94 per diluted share, versus net earnings of $104.0 million, or $1.47 per diluted share in the third fiscal quarter of 2010. Net earnings for the nine months ended June 30, 2011, were $215.4 million, or $3.04 per diluted share versus net earnings of $318.2 million, or $4.51 per diluted share, in the same period last year.
The following table provides a reconciliation of net earnings per diluted share to adjusted net earnings per diluted share.

	Quarter Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Diluted EPS – GAAP	$0.94	$1.47	$3.04	$4.51
Impacts, net of tax: Expense (Income)
Household Products restructuring	0.24	—	0.68	—
Early debt retirement	0.18	—	0.18	—
Other realignment/integration	0.03	0.01	0.13	0.09
Acquisition inventory valuation	—	—	0.06	—
Venezuela devaluation/other impacts	—	(0.08)	0.02	0.24
Adjustment to prior years’ tax accruals	(0.02)	(0.05)	(0.02)	(0.05)

Diluted EPS – adjusted (Non-GAAP)	$1.37	$1.35	$4.09	$4.79
“Our year of investment remains on track,” said Ward Klein, Chief Executive Officer. “We are pleased with the substantial growth within our Personal Care segment, including our wet shave and Skin Care businesses. We continue to be excited about the Schick Hydro global new product launch and are seeing significant trial and consumer satisfaction with the Hydro world class shave experience. This major new product introduction, combined with our recent acquisition of American Safety Razor, contributed to the substantial growth of our wet shave business.”
Mr. Klein continued, “Meanwhile, the restructuring of our Household Products battery production footprint is well underway and remains on schedule to be substantially complete by the end of this fiscal year. We believe this redefined global battery production platform appropriately aligns our business with continued negative battery category trends. We are confident this effort and our other investments will drive top and bottom line growth.”
Net Sales – Total Company ($ in millions)
Quarter and Nine Months Ended June 30, 2011

	Q3	%Chg	YTD	%Chg
Net Sales – FY ‘10	$1,076.8		$3,188.6
Organic growth	27.6	2.6%	35.7	1.1%
Impact of currency	42.5	3.9%	59.9	1.9%
Chg. in Venezuela	4.4	0.4%	(19.4)	-0.6%
Impact of ASR	83.2	7.7%	182.1	5.7%

Net Sales – FY ‘11	$1,234.5	14.6%	$3,446.9	8.1%
For the quarter, net sales increased approximately 15% on a reported basis due to the inclusion of American Safety Razor (ASR) and favorable currencies. On an organic basis, net sales increased approximately 3% driven by sales growth in Personal Care, most notably in Skin Care. Household Products organic sales were essentially flat for the quarter as improved revenue per unit due to recent pricing actions and the positive effect of certain distribution gains were offset by continued category declines in both units and dollars in North America and Western Europe.
Gross margin for the quarter was 46.4%, down 170 basis points versus fiscal 2010’s third quarter. This decrease was due primarily to the inclusion of value priced ASR products, which reduced the overall gross margin by approximately 140 basis points in the quarter. In addition, there was a negative impact on gross margin from commodity costs, primarily in batteries.
Advertising and promotion (A&P) was $156.2 million, or 12.7% of net sales for the quarter as compared to $145.2 million, or 13.5% of net sales in the prior year’s third quarter. Excluding net sales and A&P related to ASR in the current year quarter, A&P as a percent of sales was essentially flat due to continued support behind the launch of Schick Hydro and the impact of timing of spending in Household Products.
Total Selling, General and Administrative expense (SG&A) was $215.2 million, or 17.4% of net sales as compared to $185.1 million, or 17.2% of net sales in the prior year quarter. This increase was due primarily to the inclusion of approximately $14 million of expenses related to ASR, which were not incurred in the prior year and the unfavorable impact of currency of approximately $9 million.

Net sales for the nine months ended June 30, 2011 increased approximately 8% on a reported basis due primarily to the inclusion of ASR. On an organic basis, net sales for the nine month period increased approximately 1% as higher sales in Personal Care due, in part, to the Schick Hydro launch were offset by declines in Household Products.
Gross Margin for the nine months ended June 30, 2011 was 46.4%, down 140 basis points. This decrease was due primarily to the inclusion of value priced ASR products, which reduced gross margin by approximately 110 basis points during the period, higher commodity costs primarily in batteries, and higher coupon and trade promotion related to the Schick Hydro launch. This was partially offset by favorable product mix.
A&P for the nine months was $385.2 million, or 11.2% of net sales as compared to $310.7 million, or 9.7% of net sales in the prior year. Excluding the net sales and A&P related to ASR for the nine months, A&P as a percent of sales was up approximately 200 basis points as compared to the same period in the prior year primarily due to support behind the launch of Hydro.
SG&A for the nine months ended June 30, 2011 was $638.7 million, or 18.5% of net sales as compared to $556.9 million, or 17.5% of net sales for the same period in the prior year. This increase was due to the inclusion of approximately $36 million of expenses related to ASR, which were not incurred in the prior year, the unfavorable impact of currency of approximately $11 million, and higher corporate expenses related to the increase in the underlying market value of deferred compensation liabilities and higher pension expense due to the actuarial impact of lower market discount rates on the value of pension liabilities.
Personal Care
Net Sales — Personal Care ($ in millions)
Quarter and Nine Months Ended June 30, 2011

	Q3	%Chg	YTD	%Chg

Net Sales – FY ‘10	$589.2		$1,555.2
Organic growth	28.6	4.9%	85.8	5.5%
Impact of currency	22.3	3.8%	30.8	2.0%
Chg. In Venezuela	2.0	0.3%	(9.6)	-0.6%
Impact of ASR	83.2	14.1%	182.1	11.7%

Net Sales – FY ‘11	$725.3	23.1%	$1,844.3	18.6%
For the quarter, net sales increased approximately 23% due, in part, to the inclusion of ASR and favorable currencies. Organic sales growth was approximately 5% for the quarter, and this growth was in comparison to the prior year quarter, which included the initial pipeline build for the North America Schick Hydro launch. The net sales growth in the third quarter was driven primarily by the following:

•	Skin Care net sales increased 20%, of which 18% is organic sales growth due in part to the timing of sun care shipments and lower sun care returns and the remainder is due to favorable currency; and

•	Net sales in Wet Shave increased 31% including the impact of ASR and favorable currency. Organic sales grew 1% due to higher sales of disposables and Schick Hydro men’s systems, which were mostly offset by anticipated lower sales of legacy men’s sales, and lower shipments of women’s systems, and shave preparations.
Net sales for the nine months showed a similar pattern as the third quarter and was up approximately 19%, of which 6% was organic sales growth and the remainder was driven by ASR and favorable currencies. The year-to-date net sales growth was driven primarily by:
•	Net sales in Wet Shave increased 29%, including the impact of ASR and favorable currency, offset by Venezuela. Organic sales increased 8% due primarily to the launch of Schick Hydro men’s systems and shave preparations, and higher shipments of disposables, which were partially offset by lower sales of legacy men’s systems; and

•	In Skin Care, net sales increased approximately 10% (9% organic and 1% currency) for the current year nine months due to the favorable impact of lower prior year sun care returns and higher shipments for the current sun care season.
Segment Profit - Personal Care
($ in millions)
Quarter and Nine Months Ended June 30, 2011

	Q3%	Chg	YTD	%Chg
Segment Profit – FY ‘10	$95.4		$331.1
Operations	13.8	14.5%	(38.2)	-11.5%
Impact of currency	8.1	8.5%	17.5	5.3%
Chg. In Venezuela	1.3	1.3%	(3.2)	-1.0%
Impact of ASR	11.9	12.5%	23.2	7.0%

Segment Profit – FY ‘11	$130.5	36.8%	$330.4	-0.2%
Segment profit for the quarter was $130.5 million, up approximately 37% including the favorable impact of ASR and currencies. Operationally, segment profit increased approximately $14 million, or 14%, on higher gross margin from the increased sales discussed above and lower A&P. These favorable impacts were partially offset by higher product costs and overheads.
Segment profit for the nine months ended June 30, 2011 was essentially flat. The favorable impacts of ASR and currencies were offset by operational results, which were down approximately $38 million, or 12%, due to increased A&P and overhead spending in support of the Schick Hydro launch and higher product costs, partially offset by the margin impact of the higher organic sales growth noted above.

Household Products
Net Sales — Household Products ($ in millions)
Quarter and Nine Months Ended June 30, 2011

	Q3	%Chg	YTD	%Chg

Net Sales — FY ‘10	$487.6		$1,633.4
Organic Change	(1.0)	-0.2%	(50.1)	-3.1%
Impact of currency	20.2	4.1%	29.1	1.8%
Chg. In Venezuela	2.4	0.5%	(9.8)	-0.6%

Net Sales — FY ‘11	$509.2	4.4%	$1,602.6	-1.9%
Net sales increased approximately 4% for the quarter versus year ago driven by the impact of favorable currencies. On an organic basis, net sales were essentially flat as pipeline fill for new distribution and space gains in France and the U.S. and returns from strategic international market investments offset continued category declines in the U.S. and Western Europe. In addition, gains realized from the C, D and 9V price increase in the U.S. and other selected international markets partially offset retail trade spending increases. We estimate that the dollar value of the battery category in global measured markets has continued a negative trend, down approximately 4.5% in our latest reported twelve weeks data.
Net sales for the nine months decreased approximately 2%, as the favorable impact of currencies were offset by continued negative category value trends and increased retail trade spending earlier this year, primarily in the U.S. and Western Europe.
Segment Profit — Household Products ($ in millions)
Quarter and Nine Months Ended June 30, 2011

	Q3	%Chg	YTD	%Chg

Segment Profit - FY’10	$89.9		$340.6
Operations	(21.9)	-24.4%	(62.2)	-18.2%
Impact of currency	9.7	10.8%	14.0	4.1%
Chg. In Venezuela	2.3	2.6%	3.1	0.9%

Segment Profit - FY’11	$80.0	-11.0%	$295.5	-13.2%
Segment profit for the quarter was $80 million, down approximately $10 million, or 11%, versus the same quarter last year including the favorable impacts of currencies and Venezuela. Operationally, segment profit declined approximately $22 million, or 24%, due primarily to increased commodity costs (unfavorable by approximately $9 million driven by higher prices for zinc, silver and steel) and the timing of A&P investments (up approximately $11 million over the prior year quarter).
Segment profit for the nine months decreased approximately $45 million, or 13%. The favorable impact of currencies and Venezuela were offset by operational results, which declined approximately $62 million, or 18%, due primarily to the category value declines (noted above), increased trade spending, the unfavorable impact of higher raw material prices, and investments in growth initiatives.
Our restructuring project, announced in the fourth quarter of fiscal 2010, remains on track and we continue to estimate that total restructuring costs will be in the range of $75 to $85 million, with the vast majority in fiscal 2011. We expect to generate annual savings of approximately $25 to $35 million by the end of fiscal 2012 and have recognized approximately $4 million thus far in fiscal 2011. The third quarter and nine months ended June 30, 2011 included pre-tax restructuring charges of approximately $21 million and $60 million, respectively.
Other Items
On May 19, 2011, the Company completed the issuance of $600 million principal amount of 4.7% Senior Notes due May, 2021, with interest paid semi-annually beginning November, 2011. The majority of the proceeds were used to repay existing indebtedness including refinancing $475 million of private placement notes with maturities ranging from 2011 to 2013. The early retirement of certain of the private placement notes resulted in make-whole payments totaling $19.9 million, pre-tax, which is reflected as a separate line item on the attached Statement of Earnings.
For the quarter and nine months ended June 30, 2011, interest expense was $29.8 million and $88.1 million, respectively, both down as compared to the same period in the prior year due to lower average borrowings. As noted above, a portion of the proceeds from the issuance of the senior notes were used for the early redemption of certain private placement notes. This early redemption required a notice period, which delayed our repayment of the private placement notes until late June. We estimate that we incurred approximately $3 million of duplicate interest expense in the third fiscal quarter as a result of this notice period.
Other financing expense was $2.2 million and $6.3 million for the quarter and nine months ended June 30, 2011, respectively, due primarily to losses on foreign exchange hedge contracts, which were more than offset by currency gains within segment profits. The prior year quarter included a gain of approximately $5 million and the prior year nine months included a charge of approximately $19 million, both related to the currency devaluation in Venezuela.
For the current year quarter, the effective tax rate was 34.7%. The effective tax rate in the third fiscal quarter was negatively impacted by the Household Products restructuring as the majority of the costs incurred were in low tax jurisdictions. For the nine months ended June 30, 2011, the effective tax rate was 33.6%. However, exclusive of the Household Products restructuring, the effective tax rate for the current nine month period was approximately 31.4%.
Subsequent to the end of the third fiscal quarter and through July 25, the Company repurchased an additional 1.2 shares of its common stock under the current Board authorization. This brings total shares repurchased during fiscal 2011 to 2.2 million.

For the quarter, capital expenditures were approximately $23 million and depreciation was approximately $47 million. For the nine months, capital expenditures were approximately $65 million and depreciation was approximately $121 million.
Outlook / Guidance
In summary, we expect total earnings per share for the full fiscal year to be in the range of $3.90 - $4.10, which reflects the significant unfavorable impact of the items noted in footnote 2 of the press release attachment. This is lower than previous guidance due to the make-whole payments associated with the debt refinancing, which was not included in our prior guidance. Excluding these items, which are primarily related to the Household Products restructuring, the acquisition and integration of ASR and the impact of costs associated with the refinancing of our outstanding indebtedness, we re-confirm that adjusted earnings per diluted share (Non-GAAP) for fiscal 2011 are expected to be in the range of $5.10 to $5.30. Due to the timing of the recent share repurchase, we do not expect it to have a significant impact on fiscal 2011 full year earnings per share.
Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on third-quarter earnings, year-to-date fiscal 2011 financial results and earnings guidance for Fiscal 2011. All interested parties may access a live webcast of this conference call at www.energizer.com, under “About the Company”, “Investor Relations”, and “Webcasts and Presentations” tabs or by using the following link:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=124138&eventID=4155786
For those unable to participate during the live webcast, a replay will be available on www.energizer.com, under “About the Company”, “Investor Relations”, and “Webcasts and Presentations” tabs, for three months.
# # #
Non-GAAP Financial Measures. While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP financial measures. These non-GAAP measures, such as historic and estimated future operating results, including EPS, net sales and segment profit, are adjusted to exclude the impact of certain charges and recoveries, such as foreign currencies, the results of operations in Venezuela, the acquisition of ASR and related transaction costs, the costs associated with the restructuring and refinancing costs. The Company believes these non-GAAP measures (which are accompanied by reconciliations to the comparable GAAP measures) provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. Further, these non-GAAP measures may differ from similarly titled measures presented by other companies.
Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future earnings, investment or spending initiatives, restructuring charges and cost savings related to our restructuring project, the impact of the elimination of pack upsizing and certain price increases, anticipated advertising and promotional spending, the estimated impact of foreign currency movements, the ASR acquisition, raw material and commodity costs, category value and future volume, sales and growth in some of our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.
The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.
Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:
•	The success of new products and the ability to continually develop new products;

•	Energizer’s ability to predict consumer consumption trends with respect to the overall battery category and Energizer’s other businesses;

•	Energizer’s ability to improve operations and realize cost savings;

•	Energizer’s ability to continue planned advertising and other promotional spending may be impacted by lower than anticipated cash flows, or by alternative investment opportunities;

•	Anticipating the impact of raw material and other commodity costs;

•	The possibility that estimates related to the restructuring initiatives may change as management develops and finalizes its plans and that restructuring initiatives will have favorable future impacts;

•	Energizer’s ability to timely implement the strategic initiatives in a manner that will positively impact our financial condition and results of operation;

•	The impact of the strategic initiatives on Energizer’s relationships with its employees, its major customers and vendors;

•	Risks related to the integration of the acquisition of ASR;

•	Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries;

•	Estimating the impact of foreign currency exchange rates and offsetting hedges on Energizer’s profitability for the year with any degree of certainty; and

•	Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency movements and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates.
In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements.
The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2010.
Investor Relations Contact:

Jackie Burwitz

314-985-2169

Jacquelinee.burwitz@energizer.com

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data – Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Net sales	$1,234.5	$1,076.8	$3,446.9	$3,188.6

Cost of products sold	661.5	559.2	1,847.2	1,663.6

Gross profit	573.0	517.6	1,599.7	1,525.0

Selling, general and administrative expense	215.2	185.1	638.7	556.9
Advertising and promotion expense	156.2	145.2	385.2	310.7
Research and development expense	27.8	23.6	77.5	68.5
Household Products restructuring	21.0	—	59.6	—
Interest expense	29.8	30.8	88.1	95.1
Cost of early debt retirements	19.9	—	19.9	—
Other financing expense, net	2.2	(9.9)	6.3	24.2

Earnings before income taxes	100.9	142.8	324.4	469.6

Income tax provision	35.0	38.8	109.0	151.4

Net earnings	$65.9	$104.0	$215.4	$318.2

Earnings per share
Basic	$0.95	$1.48	$3.07	$4.55
Diluted	$0.94	$1.47	$3.04	$4.51

Weighted average shares of common stock - Basic	69.7	70.1	70.1	69.9

Weighted average shares of common stock - Diluted	70.6	70.7	70.9	70.5

See Accompanying Notes to Condensed Financial Statements

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Energizer Holdings, Inc.
Notes to Condensed Financial Statements
June 30, 2011
(in millions, except per share data)
1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.	The following table provides a reconciliation of net earnings to adjusted net earnings.

	Quarter Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Net Earnings – GAAP	$65.9	$104.0	$215.4	$318.2
Impacts, net of tax: Expense (Income)
Household Products restructuring	16.9	—	48.2	—
Early debt retirement	12.5	—	12.5	—
Other realignment/integration	2.3	0.9	9.2	6.5
Acquisition inventory valuation	—	—	4.4	—
Venezuela devaluation/other impacts	—	(5.7)	1.3	17.0
Adjustment to prior years’ tax accruals	(1.1)	(3.7)	(1.1)	(3.7)

Net earnings — adjusted (Non-GAAP)	$96.5	$95.5	$289.9	$338.0
3.	Operations for the Company are managed via two major segments — Household Products (Battery and Lighting Products) and Personal Care (Wet Shave/Blades, Skin Care, Feminine Care and Infant Care). On November 23, 2010, we completed the acquisition of American Safety Razor (ASR). ASR is a leading global manufacturer of private label/value wet shaving razors and blades, and industrial and specialty blades and will be a part of the Company’ s Personal Care segment. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets. Financial items, such as interest income and expense and other financing items, are managed on a global basis at the corporate level.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, combined sales forces and management. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the businesses. Such allocations do not represent the costs of such services if performed on a stand-alone basis.

The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the acquisition of ASR, which was $7.0, pre-tax, for the nine months ended June 30, 2011 is not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the ASR acquisition. Such presentation reflects management’s view on how segment results are evaluated.

For the nine months ended June 30, 2011, the Company recorded a charge of $1.3 related to the change in the value of its net monetary assets in Venezuela as a result of accounting for the translation of this affiliate under the accounting rules governing a highly inflationary economy.

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This result was recorded using an exchange rate of 5.6 Venezuelan Bolivar Fuerte to one U.S. dollar at June 30, 2011. In the prior year quarter and nine months, the Company recorded a gain of $5.1 and a charge of $19.1, respectively, related to the devaluation of the exchange rate between the U.S. dollar and the Venezuelan Bolivar Fuerte. These impacts, which are included in other financing on the Consolidated Statements of Earnings (Condensed), are not considered in the evaluation of segment profit. However, normal operating results in Venezuela, such as sales, gross margin and spending, have been negatively impacted by translating at less favorable exchange rates for portions of fiscal 2011and by the impact of unfavorable economic conditions in the country. These operating results remain part of the reported segment totals. The negative segment impacts of the Venezuela devaluation and the unfavorable economic impact on operating results are shown separately in the net sales and segment profit tables presented in the press release.

On May 19, 2011, the Company completed the issuance of $600.0 principal amount of 4.7% Senior Notes due May 2021, with interest paid semi-annually beginning November, 2011. The vast majority of the proceeds of the offering were used to repay existing indebtedness including the early redemption of certain private placement notes. The early retirement of the certain private placement notes resulted in the payment of “make whole” premiums totaling $19.9, pre-tax, which are reflected as a separate line item on the Consolidated Statements of Earnings as well as the reconciliation of segment results to total earnings before income taxes included in this footnote.

Segment sales and profitability for the quarter and nine months ended June 30, 2011 and 2010, respectively, are presented below.

	Quarter Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Net Sales
Personal Care	$725.3	$589.2	$1,844.3	$1,555.2
Household Products	509.2	487.6	1,602.6	1,633.4

Total net sales	$1,234.5	$1,076.8	$3,446.9	$3,188.6

Operating Profit
Personal Care	$130.5	$95.4	$330.4	$331.1
Household Products	80.0	89.9	295.5	340.6

Total operating profit	210.5	185.3	625.9	671.7
General corporate and other expenses	(27.1)	(18.2)	(93.5)	(72.6)
Household Products restructuring	(21.0)		(59.6)	—
Acquisition inventory valuation	—	—	(7.0)	—
ASR transaction costs/integration	(4.0)	—	(11.6)	—
Amortization	(5.6)	(3.4)	(15.5)	(10.2)
Venezuela devaluation/other impacts	—	5.1	(1.3)	(19.1)
Cost of early debt retirements	(19.9)	—	(19.9)	—
Interest and other financing items	(32.0)	(26.0)	(93.1)	(100.2)

Total earnings before income taxes	$100.9	$142.8	$324.4	$469.6

Supplemental product information is presented below for revenues from external customers:

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	Quarter Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Net Sales
Wet Shave/Blades	$446.4	$340.1	$1,194.9	$928.7
Alkaline batteries	300.3	286.2	939.8	976.5
Other batteries and lighting products	208.9	201.4	662.8	656.9
Skin Care	176.8	147.6	358.2	324.7
Feminine Care	52.5	51.0	142.8	149.4
Infant Care	48.7	50.5	147.5	152.4
Other personal care products	0.9	—	0.9	—

Total net sales	$1,234.5	$1,076.8	$3,446.9	$3,188.6

4.	Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.